EXHIBIT 99.1

Stratus Media Group Secures Ninety Five Percent Ownership of ProElite, Inc.

Stratus Media Group to Relaunch ProElite Events in 2011 Third Quarter

SANTA BARBARA, Calif.--(BUSINESS WIRE)--June 15, 2011--Stratus Media Group, Inc. (OTCBB:SMDI), a live entertainment company, announced today that it has concluded its acquisition of ProElite, Inc. (PK:PELE), an entertainment and media company involved in the development, production, and promotion of mixed martial arts (MMA). Stratus now owns ninety five percent of ProElite.

“This acquisition provides the resources and abilities ProElite needs in order to focus on strengthening and repositioning its world class MMA fighting platform in addition to the brand itself,” stated Paul Feller, President and CEO of Stratus. “Under the new SMDI Action Sports Vertical, ProElite is launching a series of MMA events that will bring a new vitality to the business of MMA and reestablish ProElite as a leading international MMA organization.”

Founded in 2006, and running its first show in February 2007, ProElite quickly became one of the most visible brands in mixed martial arts globally. ProElite holds the record for highest ratings of an MMA event on a network telecast. The company maintains its ownership stakes in South Korean-based Spirit MC and British based Cage Rage. ProElite’s event strategy will continue its focus in both domestic and international markets, welcoming fighters across all weight classes to prove themselves in the cage. Details of ProElite’s upcoming events schedule, fight card, and management team will soon be announced.

About ProElite, Inc.

Based in Los Angeles, California, ProElite is a significant stake holder in Spirit MC in South Korea and U.K. based Cage Rage MMA Organization. Founded in 2006, ProElite holds the record for highest ratings for a major network telecast of an MMA event and showcases live international MMA fight events where leading and promising up-and-coming MMA Fighters compete in the ring.

STRATUS MEDIA GROUP, INC.

Headquartered in Santa Barbara, CA, with offices in Los Angeles, California; New York City, New York; Geneva, Switzerland; and Perugia, Italy, Stratus Media Group, Inc. (SMDI) is an owner, operator, producer, and marketer of live entertainment events. In addition, the company owns Stratus Rewards Visa White Card, an ultra-exclusive consumer rewards marketing and redemption program, providing premium redemption benefits to members in the form of VIP event access, luxury trips, private jet travel, luxury automobiles, high-end merchandise and other rewards.

www.stratusmediagroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, projections of results, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Acts of 1933 and 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors. Although the company's management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. The company has no obligation to update these forward-looking statements.

CONTACT:
Stratus Media Group, Inc.
Jamie Schaible
805-884-9977
jamies@stratusmediagroup.com
www.stratusmediagroup.com
www.stratusmotorsports.com